Exhibit 99.1

FOR RELEASE

Date: April 23, 2021

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA, CGMA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Record High Net Income for the Nine Months
Ended March 31, 2021 and Assets Cross the $2 Billion Threshold

Catskill, N.Y. – April 23, 2021-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three and nine months ended March 31, 2021, which is the third quarter of the Company’s fiscal year ending June 30, 2021. Net income for the three and nine months ended March 31, 2021 was $5.3 million, or $0.62 per basic and diluted share, and $16.3 million, or $1.92 per basic and diluted share, respectively, as compared to $4.1 million, or $0.47 per basic and diluted share, and $14.0 million, or $1.64 per basic and diluted share, for the three and nine months ended March 31, 2020, respectively.

Highlights:
•	Net Income: New high for the nine months ended March 31, 2021
•	Total assets: Tops $2.0 billion for first time
•	Return on Average Assets: Continues strong at 1.17% for the nine months ended March 31, 2021
•	Return on Average Equity: Continues strong at 16.12% for the nine months ended March 31, 2021

Donald Gibson, President & CEO stated: “I am pleased to report our team performed well which resulted in another very solid quarter. Net income increased by over 29% when comparing the quarters ended March 31, 2021 and March 31, 2020. During the quarter, we also continued to build on the deposit growth momentum that we realized over the last several quarters. As a result, I am proud to announce that we have crossed the $2 billion asset threshold at March 31, 2021, a new milestone.”

Total consolidated assets for the Company were $2.1 billion at March 31, 2021, primarily consisting of $848.3 million of total securities available-for-sale and held-to-maturity and $1.1 billion of net loans.  Consolidated deposits totaled $2.0 billion at March 31, 2021, consisting of retail, business and municipal banking relationships.  The Bank of Greene County operates 17 full-service banking offices, with operations and lending centers located in the Capital District and Hudson Valley Regions of New York State.

The Company continues to closely monitor the impact of the coronavirus pandemic (“COVID-19”) on our business and results of operations.  The Company recognizes and appreciates the staff who continue to assist retail customers, municipalities and businesses in the communities in which we operate as the country and world continue to work through the pandemic.  The Company continues to maintain strong asset quality, capital and liquidity during the crisis.  Management believes it is still well positioned to withstand the continued financial impact from this health crisis as it stands by and works hand in hand with local businesses to be stronger than ever.

Depending upon the duration of the COVID-19 pandemic and the adequacy of strategies put in place by local and federal governments, borrowers may not have the ability to repay their debts which may ultimately result in losses to the Company.  Management continues to closely monitor credit relationships, particularly those on payment deferral or adversely classified.  As discussed under Asset Quality and Loan Loss Provision below, the Company has maintained its allowance for loan losses during the three months ended and increased it during the nine months ended March 31, 2021 and believes that total reserves are adequate.

Selected highlights for the three and nine months ended March 31, 2021 are as follows:

Net Interest Income and Margin
•
Net interest income increased $2.4 million to $13.6 million and $6.4 million to $39.0 million for the three and nine months ended March 31, 2021. The increase in net interest income was primarily the result of the growth in the average balance of interest-earning assets, which increased $477.2 million and $439.5 million when comparing the three and nine months ended March 31, 2021 and 2020, respectively.

Average loan balances increased $188.0 million and $205.6 million and the yield on loans decreased 19 and 35 basis points when comparing the three and nine months ended March 31, 2021 and 2020, respectively.  Included in interest-earning assets at March 31, 2021 were $90.3 million of SBA Paycheck Protection Program (PPP) loans at a rate of 1.00%.  A decline in yields on loans was offset by the receipt of $1.3 million and $2.8 million in SBA PPP fee income for the three and nine months ended March 31, 2021, which was realized through a deferred origination fee and recognized within interest income.  There were no SBA PPP loans outstanding at March 31, 2020.  Average securities increased $230.3 million and $211.5 million, and the yield on such securities decreased 76 and 74 basis points when comparing the three and nine months ended March 31, 2021 and 2020, respectively.  Average interest-bearing bank balances and federal funds increased $59.2 million and $22.7 million, and the yield decreased 113 and 152 basis points when comparing the three and nine months ended March 31, 2021 and 2020, respectively.

Cost of interest-bearing liabilities decreased 44 and 41 basis points when comparing the three and nine months ended March 31, 2021 and 2020, respectively.  The cost of NOW deposits decreased 60 and 58 basis points, the cost of savings and money market deposits decreased 19 and 15 basis points, and the cost of certificates of deposit decreased 35 and 23 basis points when comparing the three and nine months ended March 31, 2021, and 2020, respectively.  The decrease in cost of interest-bearing liabilities was offset by growth in the average balance of interest-bearing liabilities of $437.2 million and $385.4 million, most notably due to an increase in NOW deposits of $350.9 million and $316.9 million, an increase in average savings and money market deposits of $77.9 million and $62.1 million, and an increase in borrowings of $9.0 million and $7.7 million when comparing the three and nine months ended March 31, 2021 and 2020, respectively. The cost of borrowings increased 310 and 229 basis points when comparing the three and nine months ended March 31, 2021 and 2020.  The increase in cost of borrowings was due to the Company entering into Subordinated Note Purchase Agreements in September 2020.  Yields on interest-earning assets and costs of interest-bearing deposits continue to decline as a result of the low interest rate environment brought on by Federal Reserve Board interest rate decreases during fiscal 2020 and its stance to continue the low interest rate environment to support an economic recovery as the pandemic crisis is contained and potentially moderated during the vaccine roll-out.
•
Net interest rate spread and margin both decreased when comparing the three and nine months ended March 31, 2021 and 2020. Net interest rate spread decreased 16 basis points to 2.72% for the three months ended March 31, 2021 compared to 2.88% for the three months ended March 31, 2020. Net interest margin decreased 23 basis points to 2.76% for the three months ended March 31, 2021 compared to 2.99% for the three months ended March 31, 2020. Net interest rate spread decreased 22 basis points to 2.78% for the nine months ended March 31, 2021 compared to 3.00% for the nine months ended March 31, 2020. Net interest margin decreased 28 basis points to 2.84% for the nine months ended March 31, 2021 compared to 3.12% for the nine months ended March 31, 2020.  Decreases in net interest rate spread and net interest margin resulted primarily from lower yielding securities and loans offset by lower rates on deposits as well as growth in loan and securities balances.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 2.91% and 3.16% for the three months ended March 31, 2021 and 2020, respectively, and was 3.00% and 3.29% for the nine months ended March 31, 2021 and 2020, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $1.4 million for the three months ended March 31, 2021 and 2020, respectively, and $3.9 million and $2.7 million for the nine months ended March 31, 2021 and 2020, respectively. The increase in provision for loan losses for the nine months ended March 31, 2021 was due to the impact of the COVID-19 pandemic as well as growth in gross loans and an increase in loans adversely classified. The Company instituted a loan deferral program in response to the COVID-19 pandemic whereby deferral of principal and/or interest payments have been provided and correspond to the length of the National Emergency as defined under the CARES Act and extended under the Consolidated Appropriations Act which was signed into law on December 27, 2020.   At March 31, 2021, the Company had $18.8 million, or 30 loans, on payment deferral as a result of the pandemic, which is a decrease from $193.5 million, or 706 loans, at June 30, 2020.  Management continues to monitor these loans, and it remains uncertain whether all of these loans will continue to perform as agreed once they reach the end of the deferral period. Loans classified as substandard or special mention totaled $43.0 million at March 31, 2021 and $32.8 million at June 30, 2020, an increase of $10.2 million.  Loans classified as substandard or special mention increased due to insufficient cash flows and revenues related to the COVID-19 pandemic.  Reserves on loans classified as substandard or special mention totaled $5.2 million at March 31, 2021 compared to $2.4 million at June 30, 2020, an increase of $2.8 million. No loans were classified as doubtful or loss at March 31, 2021 or June 30, 2020. Allowance for loan losses to total loans receivable was 1.80% at March 31, 2021 compared to 1.62% at June 30, 2020.  Total loans receivable included $90.3 million and $99.8 million of SBA Paycheck Protection Program (PPP) loans at March 31, 2021 and June 30, 2020, respectively.  Excluding these SBA guaranteed loans, the allowance for loan losses to total loans receivable would have been 1.97% and 1.80% at March 31, 2021 and June 30, 2020, respectively.

•
Net charge-offs for the three months ended March 31, 2021 totaled $37,000 compared to $204,000 for the three months ended March 31, 2020.  Net charge-offs totaled $663,000 and $661,000 for the nine months ended March 31, 2021 and 2020, respectively. The primary change in the net charge off activity was the result of a commercial charge off that occurred in the second quarter of fiscal 2021. There were no other significant net charge off changes in other loan categories as of the three and nine months ended March 31, 2021.

•
Nonperforming loans amounted to $2.7 million and $4.1 million at March 31, 2021 and June 30, 2020, respectively. The decrease in nonperforming loans during the period was primarily due to $1.4 million in loan repayments, $583,000 in charge-offs, and $293,000 in loans returned to performing status, offset by $907,000 of loans placed into nonperforming status. At March 31, 2021 nonperforming assets were 0.13% of total assets compared to 0.24% at June 30, 2020. Nonperforming loans were 0.25% and 0.41% of net loans at March 31, 2021 and June 30, 2020, respectively. Nonperforming assets to total assets were 0.25% and nonperforming loans to net loans were 0.44% at March 31, 2020.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $235,000, or 11.1%, and totaled $2.4 million and $2.1 million for the three months ended March 31, 2021 and 2020, respectively. Noninterest income increased $125,000, or 1.9%, and totaled $6.8 million and $6.7 million for the nine months ended March 31, 2021 and 2020, respectively. The increase was primarily due to an increase in debit card fees resulting from continued growth in the number of checking accounts with debit cards and the income from bank owned life insurance offset by decreases in service charges on deposit accounts, primarily from a lower volume of nonsufficient fund fees.

•
Noninterest expense increased $1.1 million, or 15.8%, to $8.4 million for the three months ended March 31, 2021 as compared to $7.2 million for the three months ended March 31, 2020. Noninterest expense increased $2.9 million, or 14.1%, to $23.0 million for the nine months ended March 31, 2021, compared to $20.2 million for the nine months ended March 31, 2020. The increase in noninterest expense during the three and nine months ended March 31, 2021 was primarily due to an increase in salaries and employee benefits expense resulting from additional staffing for a new branch located in Albany, New York, which opened in September 2020.  Due to continued growth, staffing was also increased within our lending department, information technology department and branch offices. FDIC insurance premiums also increased for the three and nine months ended March 31, 2021, compared to the three and nine months ended March 31, 2020, when credits were applied to the premiums.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements.  The effective tax rate was 14.2% and 13.4% for the three and nine months ended March 31, 2021, compared to 12.2% and 14.5% for the three and nine months ended March 31, 2020, respectively.  The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, income received on the bank owned life insurance, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate.

Balance Sheet Summary
•	Total assets of the Company were $2.1 billion at March 31, 2021 and $1.7 billion at June 30, 2020, an increase of $466.0 million, or 27.8%.
•
Securities available-for-sale and held-to-maturity increased $237.9 million, or 39.0%, to $848.3 million at March 31, 2021 as compared to $610.4 million at June 30, 2020. This increase was the result of utilizing excess cash on hand due to an increase in deposits. Securities purchases totaled $478.8 million during the nine months ended March 31, 2021 and consisted of $281.2 million of state and political subdivision securities, $153.3 million of mortgage-backed securities, $6.8 million of corporate securities, $13.1 million of US Government Agency securities, $19.7 million of US Treasury securities, and $4.7 million of other securities. Principal pay-downs and maturities during the nine months amounted to $232.8 million, primarily consisting of $55.0 million of mortgage-backed securities, $163.5 million of state and political subdivision securities, $7.4 million of collateralized mortgage obligations, $2.5 million of US Government agency securities, $3.0 million of corporate debt securities and $1.4 million of other securities.

•
Net loans receivable increased $75.0 million, or 7.5%, to $1.1 billion at March 31, 2021 from $993.5 million at June 30, 2020.  Net loans receivable at March 31, 2021 included $90.3 million in SBA Paycheck Protection Program loans. The loan growth experienced during the nine months consisted primarily of $73.4 million in commercial real estate loans, $25.9 million in residential real estate loans and $12.4 million in multi-family loans. This growth was partially offset by a $3.4 million decrease in residential construction and land loans, $8.0 million decrease in commercial construction loans, $3.1 million decrease in home equity loans, $18.6 million decrease in commercial loans, $3.3 million increase in allowance for loan losses offset by a $33,000 net increase in deferred fees due to the forgiveness of SBA PPP loans.  SBA PPP loans decreased $9.6 million to $90.3 million from $99.8 million at June 30, 2020, due to the receipt of forgiveness proceeds.

•
Deposits totaled $2.0 billion at March 31, 2021 and $1.5 billion at June 30, 2020, an increase of $459.0 million, or 30.6%. Noninterest-bearing deposits increased $30.5 million, or 22.1%, NOW deposits increased $374.0 million, or 39.3%, money market deposits increased $16.7 million, or 12.5%, and savings deposits increased $38.2 million, or 15.8%, when comparing March 31, 2021 and June 30, 2020.  These increases were offset by a decrease in certificates of deposits of $418,000, or 1.2%, when comparing March 31, 2021 and June 30, 2020. Deposits increased during the nine months ended March 31, 2021 as a result of an increase in new account relationships including new corporate cash management deposit relationships, the opening of a new branch on Wolf Road in Albany County, NY, and an increase in municipal deposits at Greene County Commercial Bank, primarily from tax collection, New York State funding for schools and new account relationships.

•
Borrowings for the Company amounted to $21.6 million at March 31, 2021 compared to $25.5 million at June 30, 2020, a decrease of $3.9 million.  At March 31, 2021, borrowings consisted of $19.6 million of Fixed-to-Floating Rate Subordinated Notes and $2.0 million of short-term borrowings with Atlantic Central Bankers Bank (“ACBB”).  During the nine months ended March 31, 2021, the Company repaid $10.9 million of Paycheck Protection Plan Lending Facility “(PPPLF”), $7.0 million of short-term borrowings with Atlantic Central Bankers Bank and $7.6 million of short-term borrowings with the FHLB.

•
Shareholders’ equity increased to $139.1 million at March 31, 2021 from $128.8 million at June 30, 2020, resulting primarily from net income of $16.3 million, partially offset by dividends declared and paid of $2.0 million and an increase in other accumulated comprehensive loss of $4.1 million.

Greene County Bancorp, Inc. is the direct and indirect holding company, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley Region and Capital District Region in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, financial and regulatory changes related to the COVID-19 pandemic, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment.  The Company has also provided in this news release supplemental disclosures for the calculation of the allowance for loan loss to gross loans, adjusted to exclude SBA Paycheck Protection Program loans. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Three Months Ended March 31,		At or for the Nine Months Ended March 31,
Dollars in thousands, except share and per share data	2021	2020	2021	2020
Interest income	$14,788	$13,437	$43,075	$39,242
Interest expense	1,218	2,296	4,080	6,690
Net interest income	13,570	11,141	38,995	32,552
Provision for loan losses	1,434	1,425	3,939	2,666
Noninterest income	2,361	2,126	6,833	6,708
Noninterest expense	8,367	7,228	23,040	20,185
Income before taxes	6,130	4,614	18,849	16,409
Tax provision	872	563	2,521	2,382
Net Income	$5,258	$4,051	$16,328	$14,027

Basic and diluted EPS	$0.62	$0.47	$1.92	$1.64
Weighted average shares outstanding	8,513,414	8,531,304	8,513,414	8,535,391
Dividends declared per share [4]	$0.12	$0.11	$0.36	$0.33

Selected Financial Ratios
Return on average assets[1]	1.04%	1.07%	1.17%	1.32%
Return on average equity[1]	15.13%	13.22%	16.12%	15.80%
Net interest rate spread[1]	2.72%	2.88%	2.78%	3.00%
Net interest margin[1]	2.76%	2.99%	2.84%	3.12%
Fully taxable-equivalent net interest margin[2]	2.91%	3.16%	3.00%	3.29%
Efficiency ratio[3]	52.52%	54.48%	50.27%	51.41%
Non-performing assets to total assets			0.13%	0.25%
Non-performing loans to net loans			0.25%	0.44%
Allowance for loan losses to non-performing loans			737.73%	391.38%
Allowance for loan losses to total loans			1.80%	1.69%
Shareholders’ equity to total assets			6.49%	7.83%
Dividend payout ratio[4]			18.75%	20.12%
Actual dividends paid to net income[5]			12.02%	12.89%
Book value per share			$16.34	$14.56
1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was 21% for federal income taxes for the three and nine months ended March 31, 2021 and 2020.  The rate used for this adjustment for New York State income taxes was 3.98% and 3.32% for New York State income taxes for the period ended March 31, 2021 and 2020. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended March 31,		For the nine months ended March 31,
(Dollars in thousands)	2021	2020	2021	2020
Net interest income (GAAP)	$13,570	$11,141	$38,995	$32,552
Tax-equivalent adjustment	751	628	2,207	1,820
Net interest income (fully taxable-equivalent basis)	$14,321	$11,769	$41,202	$34,372

Average interest-earning assets	$1,966,451	$1,489,279	$1,832,465	$1,392,940
Net interest margin (fully taxable-equivalent basis)	2.91%	3.16%	3.00%	3.29%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the three months ended September 30, 2019; March 31, 2020; June 30, 2020; September 30, 2020; and December 31, 2020. Dividends declared during the three months ended December 31, 2019 and March 31, 2021 were paid to the MHC. The MHC’s ability to waive the receipt of dividends is dependent upon annual approval of its members as well as receiving the non-objection of the Federal Reserve Board.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)

	At March 31, 2021	At June 30, 2020
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$145,787	$40,463
Long term certificate of deposit	4,558	4,070
Securities- available for sale, at fair value	404,186	226,709
Securities- held to maturity, at amortized cost	444,073	383,657
Equity securities, at fair value	286	267
Federal Home Loan Bank stock, at cost	884	1,226

Gross loans receivable	1,090,880	1,012,660
Less: Allowance for loan losses	(19,668)	(16,391)
Unearned origination fees and costs, net	(2,714)	(2,747)
Net loans receivable	1,068,498	993,522

Premises and equipment	13,976	13,658
Bank owned life insurance	40,173	-
Accrued interest receivable	9,132	8,207
Foreclosed real estate	160	-
Prepaid expenses and other assets	11,110	5,024
Total assets	$2,142,823	$1,676,803

Liabilities and shareholders’ equity
Noninterest bearing deposits	$168,714	$138,187
Interest bearing deposits	1,791,315	1,362,888
Total deposits	1,960,029	1,501,075

Borrowings from other banks, short-term	2,000	17,884
Borrowings from FHLB, long term	-	7,600
Subordinated notes payable	19,622	-
Accrued expenses and other liabilities	22,085	21,439
Total liabilities	2,003,736	1,547,998
Total shareholders’ equity	139,087	128,805
Total liabilities and shareholders’ equity	$2,142,823	$1,676,803
Common shares outstanding	8,513,414	8,513,414
Treasury shares	97,926	97,926

The above information is preliminary and based on the Company’s data available at the time of presentation.